Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement on Form S-1 of our report dated July 12, 2024, with respect to our audit of the consolidated financial statements of Universal Safety Products, Inc. and Subsidiary (Formerly Universal Security Instruments, Inc. and Subsidiaries) as of and for the year ended March 31, 2024, appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Philadelphia, PA

September 16, 2025